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                                                                   EXHIBIT 10.2


                       ITFS AIRTIME LEASE AGREEMENT WITH
                       APPLICATION FOR LICENSE PROVISIONS

         THIS AIRTIME LEASE AGREEMENT (hereinafter referred to as the "Agreement"), made and entered on this __________ day of ____________________ ______________, 199_______ by [LESSOR'S NAME], having its principal place of business at [LESSOR'S ADDRESS] ("Lessor") and HEARTLAND WIRELESS COMMERCIAL CHANNELS, INC., a Delaware Corporation, having its principal place of business at 200 Chisholm Place, Suite 200, Plano, TX 75075 ("Lessee").

         WHEREAS, Lessor is an accredited educational entity or is otherwise eligible under Federal Communications Commission ("FCC") Rules to hold an Instructional Television Fixed Service ("ITFS") license;

         WHEREAS, Lessor wishes to secure the appropriate authorizations from the FCC to construct and operate an ITFS facility in the [CITY/ STATE] (the "Market Area") on four (4) channels (the "Channels") in order to distribute educational programs to the public;

         WHEREAS, Lessor contemplates that some excess channel capacity will be available to said facility;

         WHEREAS, the FCC has authorized ITFS licensees to lease such excess channel capacity to non-ITFS users;

         WHEREAS, Lessee is in the business of providing channels for the distribution of video programming via microwave transmissions known as the Multichannel Multipoint Distribution Service ("MMDS") and is desirous of leasing excess ITFS transmission capacity from Lessor; and





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         WHEREAS, Lessor and Lessee believe that the combination of educational programming and entertainment programming will be mutually advantageous and provide a significant benefit to the general public in the Market Area.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises, undertakings covenants, and conditions set forth herein, Lessor and Lessee do hereby agree as follows:

         1.      TERM OF AGREEMENT.

                 (a) INITIAL TERM. Subject to the provisions for earlier termination contained in Paragraph 10 hereof, the term of this Agreement shall commence upon the date first written above and shall continue in full force and effect for a period of ten (10) years from the Start Date as defined in Paragraph 17 hereof (said period is hereinafter referred to as the "Initial Term").

                 (b) RENEWAL TERM. If FCC rules permit at the time this Agreement expires, and subject to the provisions for earlier termination contained in Paragraph 10 hereof, this Agreement shall automatically and without further notice be extended for two (2) successive additional terms (each such additional term is hereinafter referred to as a "Renewal Term") of ten (10) years each unless and until Lessee shall have served written notice on Lessor at least ninety (90) days prior to the expiration date of the Initial Term or any Renewal Term (hereinafter referred to as the "Expiration Date"), that it elects not to renew this Agreement for a Renewal Term. It is acknowledged and agreed that Lessee shall have the absolute right not to renew this Agreement within such notice period, notwithstanding any provision hereof to the contrary.





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                 (c)     ADDITIONAL RENEWALS.  One hundred eighty (180) days
         before the expiration of the final Renewal Term, Lessor and Lessee shall meet to determine if Additional Renewals are in the best interest of each party. If, within ninety (90) days after such meeting, Lessor and Lessee are unable to reach an agreement to further renew this Agreement on appropriate terms and conditions, this Agreement shall terminate without further liability to either party.

                 (d) RIGHT OF FIRST REFUSAL TO LEASE. In the event that this Agreement is not renewed, whether due to FCC restrictions on automatic renewals or for any other reason, Lessor hereby grants to Lessee, for a period of one (1) year commencing on the Expiration Date hereof, a right of first refusal to enter into a new agreement for the leasing of the airtime on Lessor's channels pursuant to the following terms. If Lessor receives a bona fide written offer from a third party to lease the airtime on Lessor's channels within said one (1) year period, Lessor shall, within seven (7) business days, transmit the same in writing to Lessee as Lessor's offer and Lessee shall then have the right for sixty (60) days after its receipt of said offer to accept said offer. If, during said sixty (60) day period, Lessee shall fail to accept such offer, its option hereunder as to such offer shall terminate and, then and only then, may Lessor agree to lease such airtime to a party other than Lessee. Thereupon, Lessor shall have the right to lease the airtime on its Channels to, and only to, the aforesaid bona fide prospective Lessee at the identical price, terms and conditions as were offered to Lessee. Lessor may not accept said offer with any modification or alteration to its price, terms and/or conditions in any respect without first again providing Lessee with written notice of and the right to accept the modified or altered offer for an additional sixty (60) day period.





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         expense, Lessor shall file all necessary and appropriate applications with the FCC and, as required by law, with any and all other local, state, and federal governmental agencies to maintain and renew its ITFS license and any associated authorization.

         2. EXCESS CAPACITY. Lessor has determined that there will be excess capacity available on the four (4) ITFS Channels to be utilized for Lessor's educational needs and that this excess capacity is available for entertainment or other commercial uses. Lessor has further determined that, by combining its educational programming with Lessee's entertainment programming, a significant increase may be achieved in the number of persons who will have access to Lessor's educational programming at no additional transmission cost.

         3.      LEASE OF EXCESS CAPACITY.

                 (a) EXCESS CAPACITY AVAILABLE TO LESSEE. Lessor agrees to lease to Lessee the "excess" capacity available on all four (4) of its ITFS Channels for the Initial Term and any Renewal Terms (collectively, the "Term") of this Agreement. The remaining time available over and above the time utilized for Lessor's educational programming shall be considered "excess capacity," as that term is defined by the Rules of the FCC, specifically Section 74.931 or any successor provision, and shall be available to Lessee for entertainment or other commercial uses (hereinafter referred to as "Lessee Time"). Unless otherwise prohibited by the Rules of the FCC, Lessee Time shall include all capacity on all Channels made available through the use of Comband, digital compression or other similar technologies which allow the division or compression of an ITFS channel into two or more discrete channels. Lessor agrees to permit Lessee to channel map all channels or channel load its programming subject to FCC rules and regulations. Lessor reserves for itself a minimum of twenty (20) hours per week per ITFS channel between the hours of 8:00 a.m. and 4:00 p.m. Monday through Saturday, to be used for ITFS scheduled programming, including a minimum of three (3) hours per day per channel per weekday (Monday through Friday, excluding weekends and holidays) (such time is referred to herein as "Lessor's Primary Time"). Lessor preserves for itself for any expanded ITFS programming, an additional twenty (20) hours per





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         week per channel (such time is referred to herein as "Lessor's
         Preserved Time"). In the event Lessor wishes to modify the initial number of hours to recapture additional hours from Lessee Time for the provision of qualified ITFS programming, up to a maximum total of forty-one (41) hours per week per ITFS channel, Lessor shall provide Lessee with six (6) months advance written notice of the specific airtime hours Lessor intends to utilize. Lessor agrees that Lessee may carry Lessor's Preserved Time programming over any MDS or ITFS Channel used by Lessee in the Market Area and that the Preserved Time does not have to be carried on Lessor's Channels; provided, however, that Lessee shall transmit Lessor's Preserved Time on Lessor's Channels if the FCC changes its current policy on such transmissions. Lessor's schedule of programming to be transmitted during Lessor's Primary Time shall be attached hereto and made a part hereof as Exhibit A within thirty (30) days of grant of a License to Lessor.

                 (b) TERMINATION DUE TO INSUFFICIENT CAPACITY. If at any time during the Term of this Agreement, for any reason, there is a significant reduction in Lessee's Time, Lessee may terminate this Agreement without penalty or further liability to Lessor upon notice to Lessor. Alternatively, Lessee may reduce in proportionate amount the fees payable hereunder during the remainder of this Agreement.





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                 (c)      USE OF SUBCARRIERS AND VERTICAL BLANKING INTERVALS.
         Lessee shall have the use and control of the subcarrier(s) and vertical blanking intervals on all of the Lessor's Channels at no additional cost.

         4. TECHNICAL CHANGES IN CHANNEL OPERATION AND EQUIPMENT FOR LESSOR'S USE. Lessor recognizes the mutual benefits and technological advantages of the use of encoding methods for program security, equipment signaling and individual addressability control over unauthorized equipment use. Lessor agrees that its program services and/or airtime use will not cause harm or interfere with Lessee's current or future signal or other such technical needs utilized for the operation and services provided by the system. Furthermore, Lessor agrees that it will not, by its own action or through a third party, utilize any part of its licensed frequency spectrum to create or operate a service that is in competition with Lessor's current, planned or future service over the system.

         5.      TECHNICAL FACILITIES.

                 (a) TRANSMISSION POINT LOCATION. Upon execution of this Agreement, Lessee shall, in consultation with Lessor, co-locate the Transmission Point for provision of the services contemplated by this Agreement with the MMDS and/or other facilities Lessee operates under lease agreement in Lessor's designated market. At Lessee's expense, Lessor shall prepare and file with the FCC any appropriate applications or amendments to previously filed applications, to secure a license to operate the four (4) Channels from said location. Lessee shall provide all legal and/or engineering personnel for this purpose or will have the right to approve any expenses incurred by Lessor in advance of Lessor incurring such expenses. If, upon review of Lessor's application, the FCC directs Lessor to amend, revise or modify the application or the terms of this Agreement to comply with FCC rules





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         or policies, Lessor and Lessee shall cooperate to mutually agree upon such changes and Lessor will expeditiously so amend its application. Upon FCC grant of the application by Final Order, Lessee, or its designee, shall construct the ITFS channel transmission facilities in accordance and in compliance with said FCC authorization. Lessee or its designee shall commence construction of the facilities within a reasonable period of time following grant by Final Order of the
         requisite authorization.   Lessee or its designee shall timely
         complete construction in accordance with the terms of Lessor's authorization. Lessee and Lessor acknowledge that current FCC rules require completion of construction within eighteen (18) months after the date of a Final Grant of a conditional license or within such additional period(s) of time the FCC may authorize following formal request by the Lessor for additional time to construct. Lessor agrees to cooperate with Lessee in the review, execution and filing of formal requests for extension of the construction period as may be necessary. At its expense, Lessee or its designee, shall design, engineer, purchase, and install such transmitters, transmission line, antennas, and receivers as are required to operate the ITFS channels in accordance with the provision of such authorization(s). Any equipment so used in said construction shall be leased to Lessor pursuant to Paragraph 8 hereof (said equipment is hereinafter referred to as the "Leased Equipment"). Lessee shall supervise and shall be responsible for the installation of the Leased Equipment and shall retain title to the Leased Equipment until transferred pursuant to Paragraph 14 hereof. Lessee shall maintain adequate casualty and liability insurance to cover all Leased Equipment installed pursuant to this Agreement. For purposes of this Agreement, a "Final Order" means a written action or order for which public notice is provided by the FCC granting the application and issuing a license for the Channels to
         Lessor: (a) which has not been reversed, stayed, enjoined, set aside,





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         annulled or suspended, and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the time for filing any such requests, and the time for the FCC to set aside the action on its own motion, has expired, or (ii) in the event of review, reconsideration or appeal, the grant of the application and issuance of the conditional license has been affirmed and the time for further review, reconsideration or appeal has expired.

                 (b) MODIFICATION OF TRANSMISSION POINT. Lessor agrees to change the Transmission Point specified in its application or FCC authorization to any location requested by Lessee from which Lessor's specified and protected ITFS receive sites will be served and, in such event, to file with the FCC any necessary and permissible amendment to the application for the Channels or any necessary and permissible modification application or notification consistent with the FCC's Rules. Lessee shall pay for Lessor's actual costs and expenses, including legal and engineering fees, incurred by Lessor to prepare, file and prosecute such amendment, application or notification, provided that Lessee has approved the amount of such expenses in writing prior to their having been incurred by Lessor and Lessor has provided Lessee with satisfactory documentation of such expenses.

                 (c) RECEIVE FACILITIES. At Lessee's expense not to exceed $[COST] per location, Lessee shall construct receive facilities at up to [NO. OF LOCATIONS] locations in the Market Area to be selected by Lessor and capable of receiving the signal transmitted over the Channels, including one (1) location to be selected as Lessor's studio or Market Area headquarters capable of simultaneously receiving and monitoring all of Lessor's signals transmitted over the Channels. In the event that Lessor requests construction of a receive location that includes the wiring of a master antenna system or similar multi-receiver





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         configuration, Lessee shall install the extra wiring and equipment required only if reimbursed by Lessor for its actual costs. Any equipment so used in the construction of the aforesaid [NO. OF LOCATIONS] locations shall, upon the initiation of operation of the system, become the property of the Lessor. In addition, all equipment installed at Lessor's expense shall remain the Lessor's property. All other receive equipment will remain the property of Lessee.

                 (d) TRANSMISSION POINT FACILITIES. Lessee shall provide, at its sole cost and expense, suitable space at the Transmission Point for the ITFS channel antenna(s) and transmitters, and television receive-only ("TVRO") satellite antenna. Lessor shall, where possible, co-locate its production facility with Lessee's production facilities. In the event that Lessee's production facility cannot be co-located with the Transmission Point, Lessee shall arrange for transmission from its facility to the antennas. However, if requested by Lessee, Lessor will apply for and obtain any FCC authorizations necessary for a sufficient number of microwave point-to-point studio-to-transmitter links ("STLs") for such purpose. Upon receipt of such authorizations, Lessee, at Lessee's expense will design, obtain and install, at cost, the equipment necessary for such STLs. Such equipment will become part of the Leased Equipment. Such STLs will be available for use by Lessee for any purpose, including, but not limited to, the transmission of data.

                 (e) POWER INCREASE. If Lessee so requests, Lessor will file an amendment to its application for the Channels or a modification application with the FCC seeking authority to increase the output power of the Channels to a higher level requested by Lessee, provided that such higher level will not be reasonably anticipated to cause harmful electrical interference to any other radio transmission facility for which an application has previously





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         been accepted by the FCC or authorization granted by the FCC, and which is entitled to protection from such interference under FCC rules. In the event that said authorization for power increase is obtained, Lessee, at its sole expense, shall provide and install appropriate amplifiers and related equipment in order to effect said power increase and such amplifiers and equipment shall thereupon become part of the Leased Equipment. Lessee shall arrange for and pay for all costs, including legal and engineering fees associated with said application and power increase.

         6.      FEES

                 (a) APPLICATION FILING BONUS. Lessee shall pay Lessor an application filing bonus of [AMOUNT] Dollars ($[AMOUNT]) within fifteen (15) days after Lessor files its application for the Channels with the FCC.

                 (b) SUBSCRIBER ROYALTY FEE; CPI ADJUSTMENT. Commencing with the Start Date as such term is defined herein and until the expiration or termination of this Agreement, Lessee shall pay to Lessor the greater of (i) [AMOUNT] ($[AMOUNT]) per subscriber, as such term is defined below, per month for each 6-MHZ Channel included on the FCC's authorization for the License, or (ii) [AMOUNT] ($[AMOUNT]) per month during the first year of transmission over the Channels to subscribers and [AMOUNT] ($[AMOUNT]) per month thereafter. The royalty calculation shall be made monthly. Lessee shall pay Lessor to Lessor the per subscriber fee or the minimum monthly fee, whichever is greater. As used in this Paragraph, "subscriber" is defined as any residential unit or commercial establishment in the Market Area that receives service over the Channels under paid contract with Lessee. Service (either video or non-video) must be received over the Channels by a subscriber in order for such subscriber to be included in the above calculation. Subscribers who receive





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         internet, voice or other service over one of Lessee's commercial frequencies will not be counted for purposes of calculating the fees due to Lessor. All dollar amounts named in this paragraph shall be adjusted each year, beginning on the third anniversary of commencement of transmission to Subscribers, in the proportion as any increase in the Consumer Price Index for the [AREA] MSA for the year preceding the latest official published annual figure. Therefore, for example, if transmissions to Subscribers begin on [DATE] and on [DATE], the latest CPI figure for [AREA] reflects an increase of ______________% in the preceding year, the monthly per Subscriber fee, from [DATE] to [DATE] will be $_________________ or the monthly minimum payment will increase to $__________________________.

                 (c) RIGHT TO AUDIT. Lessee and Lessor shall, while this Agreement is in force, keep, maintain and preserve complete and accurate records and accounts, including all invoices, correspondence, ledgers, financial and other records pertaining the Lessee's and Lessor's charges hereunder, and such records and accounts shall be available for inspection and audit at the respective offices of Lessee and Lessor at any time or times during the time service is being provided to Lessee hereunder or within ninety (90) days thereafter, during reasonable business hours, by Lessee or Lessor or their respective nominees. Notwithstanding the foregoing, Lessee and Lessor shall be entitled to only one audit of each other's records and accounts during any six- months interval. Lessee and Lessor shall provide each other with five (5) business days' advance written notice of their intent to inspect said records and accounts prior to being allowed to do so. Lessee and Lessor shall not interfere with each other in the exercise of their respective rights of inspection and audit set forth herein. The exercise in whole or in part at any time or times of the right to audit records or accounts or of any rights herein granted or the acceptance by Lessee or Lessor of any





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         statement or remittance tendered by or on behalf of either Lessee or
         Lessor shall be without prejudice to any rights or remedies of either of them and shall not preclude Lessee or Lessor thereafter from disputing the accuracy of any such statement or payment.

                 (d) PAYMENT OF FEES. Lessee shall arrange for and pay Lessor's legal, engineering and related expenses actually incurred in prosecuting its application for the authorizations and related documents; provided, however, that Lessor agrees to permit Lessee's attorneys and engineers prepare and file such documents, subject to Lessor's review and approval at all times.

         7. ARBITRATION OF DISPUTE. In the event that Lessee and Lessor cannot resolve any dispute arising under this Agreement, such dispute may be resolved pursuant to arbitration pursuant to the procedures of the American Arbitration Association, and the decision of the Arbitrator as provided for therein shall not in any way result in a default hereunder unless the award of the Arbitrator is not complied with. All information obtained by Lessee or Lessor during such disputes shall be maintained on a confidential basis.

         The Lessee and Lessor shall each pick their own arbitrator. These two arbitrators shall then pick a third arbitrator. Each party shall pay all costs and expenses of their own selected arbitrator and shall share equally the costs and expenses of the third arbitrator.

         8. ITFS CHANNEL EQUIPMENT LEASE. Lessor shall lease from Lessee all Leased Equipment. The terms of the lease agreement, to be entered into prior to commencing construction shall include the following:

                 (a) RENT. Lessor shall pay to Lessee the total amount of One Dollar ($1.00) per year for use of the Leased Equipment, it being understood that Lessor's provision of the





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         airtime at the rates provided in this Agreement is the major consideration for Lessee's lease of the equipment to Lessor.

                 (b) TAXES. Lessee shall be required to pay all taxes and other charges assessed against the Leased Equipment, without cost to or reimbursement by Lessor. The Lessee shall be entitled to claim depreciation and investment tax credits thereunder for income tax purposes.

                 (c) MAINTENANCE AND OPERATING COSTS. Lessee shall be required to bear all costs associated with maintaining, upgrading and operating the Leased Equipment.

                 (d) TERM. The term of the equipment lease shall commence upon the date actual construction begins and shall end upon the termination of this Agreement.

         9. CONTROL OVER PROGRAMMING. Lessee intends that only programming of a sort which will not serve to place Lessor's reputation in the community in jeopardy will be transmitted by Lessee on Lessor's channels. At the present time, it is believed that this programming will be supplied by one or more programming networks including, but not limited to, Home Box Office, Showtime, The Movie Channel, ESPN, WTBS, Cable News Network. The parties recognize the difficulties inherent in specifying exact standards in this Paragraph, but believe that good-faith efforts on both sides can overcome whatever differences may arise. Lessor shall have the absolute right to deny Lessee the right to transmit on its leased channels any program which is obscene as defined by the laws of the United States or which would violate the rules and regulations of the FCC or which would violate any state or local law or ordinance.

         10.     TERMINATION.

                 (a) TERMINATION BY REASON OF NO ITFS CHANNELS WITHIN TWENTY-FOUR MONTHS. This Agreement may be terminated at the option of Lessee upon thirty (30) days





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         written notice to Lessor in the event that the FCC has not granted an
         ITFS authorization for the Channels to Lessor within twenty-four (24) months from the date this Agreement is signed.

                 (b) TERMINATION BY REASON OF REVOCATION OF FCC AUTHORIZATION. If Lessor's FCC authorization is ever terminated or revoked, this Agreement shall terminate. Should such termination occur, each party shall be entitled to retain all equipment and materials purchased or furnished by such party. In addition, there shall be a final accounting of monies due under this Agreement, and when completed and settled in full, there shall be no further liability of one party to the other.

                 (c) TERMINATION BY REASON OF DEFAULT AND NONPERFORMANCE. At the option of the non-defaulting party, this Agreement may be terminated upon the material breach or default by the other party of its duties and obligations hereunder if such breach or default shall continue without being cured for a period of thirty (30) consecutive days after such party's receipt of notice thereof from the non-defaulting party. Failure to make any payment required under Paragraph 6 hereof shall, if such failure continues for a period of thirty (30) days after written notice thereof to Lessee, constitute a material breach of this Agreement by Lessee and, in such event, Lessor may elect to cancel and terminate this Agreement. In the event of termination pursuant to this Subparagraph, such termination shall not affect or diminish the rights of claims or remedies available in equity or at law to the non-defaulting party arising by reason of such breach or default. Lessor's failure to maintain its license authorization with the FCC shall constitute a material default by Lessor.

                 (d) TERMINATION BY FAILURE OF LESSEE'S BUSINESS PLANS. Prior to starting actual construction of the Channels, Lessee shall have the option to terminate this Agreement by





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         notifying Lessor, in writing, that circumstances exist with reference to the transaction contemplated by this Agreement which would interfere with Lessee's business plan. In the event of such termination, neither party shall have any further obligation to the other, except that Lessee shall reimburse Lessor for any out-of-pocket expenses previously approved by Lessee and incurred by Lessor.

                 (e) EARLY TERMINATION BY LESSEE. Lessee may terminate this Agreement at any time for any reason by providing Lessor with six
         (6) months prior written notice. In such event, Lessor shall have rights to purchase Leased Equipment as defined in Paragraph 5(a) hereof.

                 11. RIGHT OF FIRST REFUSAL. Notwithstanding the foregoing, if, at any time after the date of the execution of this Agreement and during the Term hereof, the FCC modifies its rules so as to permit Lessee to be licensed to operate the Channels, Lessee shall have a right of first refusal to acquire the rights to the Channels subject to the same terms and conditions as the right provided for in Paragraph 1(d) hereof. If Lessor shall determine to sell, convey, assign or otherwise dispose of the licenses and authorizations for the ITFS Channels and FCC rules do not permit Lessee to hold the authorization for the Channels, Lessee's designee then eligible to be licensed to operate such Channels, shall have the right and option to acquire or assign such licenses and authorizations, subject to the right of first refusal provisions set forth herein and subject to FCC rules and regulations.

         12.     INDEMNIFICATION

                 (a) LESSEE. Lessee agrees, to the fullest extent permitted by law, to hold Lessor harmless and to indemnify and defend Lessor for all claims, demands, causes of action,





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         losses, and judgments, including attorneys' fees (herein collectively
         "claims") arising out of this Agreement, unless such claim arose out of a negligent act or omission of Lessor.

                 (b) LESSOR. Lessor shall pay any and all claims resulting from Lessor's breach of this Agreement or from any negligence, omission or wrongful act by Lessor, its agents or employees.

         13. COOPERATION. Lessor and Lessee each warrant that it will take no action that will unreasonably interfere, threaten or frustrate the other's purposes or business activities. Lessor and Lessee each agree to keep the other informed and to coordinate with the other any of its activities that may have an adverse effect on the other.

         14. EQUIPMENT PURCHASE OPTION. At the end of the Term or upon early termination of this Agreement, Lessor shall have the right to purchase the Leased Equipment used exclusively for Lessor's ITFS operation for the then fair market value. Upon payment of said amount, title to such of the Leased Equipment owned by Lessee shall transfer to Lessor and the Leased Equipment shall become the property of Lessor. Any equipment which is used in a shared fashion (such as transmit antenna, decoders, combiners) in providing signals other than Lessor's signals is excluded from this purchase option. The intent of this purchase option is to provide Lessor with the capability to continue to perform on Lessor's ITFS license.

         15. OBLIGATION TO TRANSMIT. Nothing in this Agreement shall be construed to obligate or create a duty on the part of Lessee to transmit any minimum number of hours of programming during the Lessee's Time.

         16. LEASED EQUIPMENT. Lessee shall supply, at its sole cost and expense, sufficient personnel to operate and maintain the Leased Equipment. Such personnel shall at all times be under the supervision of Lessee but subject to control of Lessor. Said personnel shall insure that the





ITFS LEASE AGT. (REV. 11/1/96)                                           PAGE 16
[NAME OF ITFS LICENSEE]

Leased Equipment meets the technical operating requirements of the Rules of the FCC. Such operations and maintenance activities shall be undertaken at such times as are consistent with the operating requirements of Lessee's business. Lessor shall have overall responsibility for access to transmission facilities during normal business hours and at other times upon twenty-four (24) hours prior notice.

         17. START DATE. For purposes of this Agreement, the Start Date shall be the date upon which Lessee first provides service over the Channels to a subscriber in the Market Area.

         18. CONDITIONS PRECEDENT. All of the rights and obligations hereunder shall be subject to the following conditions which conditions may be waived in writing by the non-defaulting party:

                 (a) MATERIAL DOCUMENTS. Lessor will have made available to Lessee for inspection all of the material documents and contracts to which Lessor is a party which in any way affects the Channels.

                 (b) FCC APPLICATION. Lessor, to the extent required by the FCC with the assistance of Lessee as herein set forth, shall have applied to the FCC for a license to operate the ITFS Channel facilities as described herein.

                 (c) FINAL ORDER. The FCC shall have issued a Final Order granting Lessor the license to operate the Channels in accordance with the terms of this Agreement.

                 (d) CONSTRUCTION. The Channels shall have been constructed and licensed in accordance with the term of this Agreement.

         19. AGREEMENT TO DEFEND. Lessee agrees to defend any suit or proceeding brought against Lessor based on a claim that any device made by Lessor, designed and furnished hereunder constitutes an infringement of any existing United States patent, provided Lessee is





ITFS LEASE AGT. (REV. 11/1/96)                                          PAGE 17
[NAME OF ITFS LICENSEE]
notified promptly in writing and is given complete authority and information required for the defense of same; and Lessee shall pay all damages and costs awarded therein against Lessor, but shall not be responsible for any cost, expense incurred or settlement made by Lessor without Lessee's prior written consent. In the event any devise furnished hereunder is, in Lessee's or Lessor's opinion, likely to or does become the subject of a claim for patent infringement, Lessee shall at its own expense procure for Lessor the right to continue using said device or modify it to become non- infringing; but in the event use of such device is prevented by injunction and Lessee fails to modify or otherwise procure for Lessor the right to continue using it, Lessee will remove such device and shall substitute therefor other non-infringing, FCC approved equipment.

         20. EXPANDED SYSTEM CAPACITY. Lessee shall have the right at anytime to require Lessor to file with the FCC any necessary application to expand the channel capacity to Lessor's station to enable it to carry more than one video signal per channel, including, but not limited to, filings designed to permit Lessee to carry additional video signals, voice, data, or other information, consistent with the FCC's Rules ("Expanded Channel"); provided however, before Lessee can exercise this right, it must demonstrate to the Lessor's reasonable satisfaction that such modification will not materially degrade the performance of the station nor impair signal quality at the ITFS receive points. Once such modification has been constructed, the modified facilities shall automatically be considered a part of this Agreement and subject to all terms and conditions hereof at no additional cost to Lessee. It is understood that Lessee shall have the full-time use of the Expanded Channels to the extent permitted by FCC rules.

         21. LESSOR ELECTS TO TERMINATE TELECOMMUNICATIONS ACTIVITIES. Lessor reserves the right to terminate any further activity by Lessor in the telecommunications activities covered by this Agreement. Such termination may be for any reason





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[NAME OF ITFS LICENSEE]
and shall only require that Lessor provide Lessee a sixty (60) day written notice of such termination. Upon such termination Lessor shall be obligated to execute an assignment of all of its rights to any ITFS Licenses or license applications covered by this Agreement or other FCC authorizations directly related to such ITFS licenses to any FCC-qualified entity designated by Lessee. Upon completion of such assignment, all of Lessor's obligations under this Agreement shall terminate and Lessor shall have no liability whatsoever to Lessee. Should Lessor have incurred any out-of-pocket expenses directly related to this Agreement which were reasonably contemplated by this Agreement and approved in advance by Lessee, and which have not been paid to Lessor by Lessee, Lessee shall be obligated to pay such expenses prior to Lessor executing an assignment of its rights to FCC applications or authorizations.

         22. NOTICE. Any notice to be given by either party to the other party under any provision of this Agreement shall be by hand delivery or by prepaid overnight express courier to the respective party's signatory to this Agreement at the address of that party as provided in the first paragraph of page 1 of this Agreement. Lessor or Lessee may change the address for notice by sending a notification of said change to the other party in accordance with the delivery methods specified in this paragraph.

         23. SEVERABILITY. Should any court or agency, including the FCC, determine that any provision of this Agreement is invalid, the remainder of the Agreement shall remain in full force and effect and the parties agree to use their best efforts to negotiate a replacement provision which is valid; provided, however, that said replacement provision shall be as close as practicable to the original provision, that provision being a reflection of the parties' intent.

         24. VENUE AND INTERPRETATION. This Agreement shall be governed by, and construed and enforced in accordance with the Communications Act of 1934, as amended, the rules





ITFS LEASE AGT. (REV. 11/1/96)                                          PAGE 19
[NAME OF ITFS LICENSEE]
and regulations of the FCC promulgated thereunder, and the laws of the State of Texas, without regard to conflicts of law rules.

         25. ENTIRE AGREEMENT; COUNTERPARTS. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral or written provisions of any kind. The parties further agree that this Agreement may only be modified by written agreement signed by both parties. This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed to be an original instrument.

         26. ASSIGNMENT. Lessor or Lessee may assign, sublease, transfer or sell their rights or obligations under this Agreement without the approval of the other party; provided, however, that the assignee, sublessor, transferee or purchaser agrees in writing to assume all obligations of the Lessor or Lessee under this Agreement.

         27. SPECIAL CONDITIONS. Notwithstanding any other provisions of this Agreement to the contrary, Lessee agrees to provide such support to Lessor as is reasonably necessary to assist Lessor in providing a minimum number of hours per week of qualified educational programming as required by the FCC on Lessor's channels.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


LESSOR:                                          LESSEE:

[LESSOR'S NAME]                                  HEARTLAND WIRELESS
                                                 COMMERCIAL CHANNELS, INC.

By:                                              By:
  ---------------------------                      --------------------------
  NAME:                                            NAME:

  TITLE:                                           TITLE:





ITFS LEASE AGT. (REV. 11/1/96)                                           PAGE 20
[NAME OF ITFS LICENSEE]